                                                                    EXHIBIT 12.1



                 HORSESHOE GAMING HOLDING CORP. AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)


                                                Quarter Ended March 31,                Year Ended December 31,
                                                  1999          1998         1998       1997        1996         1995        1994
                                                  ----          ----         ----       ----        ----         ----        ----
Net income (loss) from continuing
 operations before minority interests
 and extraordinary loss on early
 retirement of debt                             $ 16,881      $ 9,949       $25,272    $33,073     $48,822     $55,969     $ 3,924

Add:
    Portion of rents representative
       of the interest factor                         78           67           304        236         207         517         292
    Interest on indebtedness                       9,584        9,059        37,704     18,393      24,809      17,365       5,215
    Amortization of debt expense                     676          670         2,157      2,399       3,281       2,823       1,582
                                                -----------------------------------------------------------------------------------
          Income as adjusted                    $ 27,219      $19,745       $65,437    $54,101     $77,119     $76,674     $11,013
                                                ===================================================================================

Fixed charges
    Portion of rents representative
       of the interest factor                         78         $ 67       $   304    $   236     $   207     $   517     $   292
    Interest on indebtedness                       9,584        9,059        37,704     18,393      24,809      17,365       5,215
    Amortization of debt expense                     676          670         2,157      2,399       3,281       2,823       1,582
    Capitalized interest                               8          107           163     11,191       1,272         651       3,595
                                                -----------------------------------------------------------------------------------
          Fixed charges                         $ 10,346      $ 9,903       $40,328    $32,219     $29,569     $21,356     $10,684
                                                ===================================================================================
Ratio of earnings to fixed charges                   2.6          2.0           1.6        1.7         2.6         3.6         1.0
                                                ===================================================================================

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
              Pro Forma
March 31,                  December 31,
  1999                         1998
  ----                         ----
$ 22,200                     $ 33,700



     318                          832
  21,390                       85,559
   1,010                        4,441
--------------------------------------
$ 44,918                     $124,532
======================================



     318                          832
  21,390                       85,559
   1,010                        4,441
       8                          286
--------------------------------------
$ 22,726                     $ 91,118
======================================
     2.0                          1.4
======================================